Samson Pharmaceuticals, Inc.

Manufacturing Agreement

This contract is made effective as of May 8, 2014 by and between Petlife Corporation / Sebastian Serrell-Watts and Samson Pharmaceuticals Inc. / Jay Kassir.

Purpose of contract: Samson Pharmaceuticals Inc. is in the business of private label liquid filling manufacturing, FDA licensed and registered. Samson Pharmaceuticals Inc. agrees to produce oral solution products for Petlife Corporation.

Manufactured Items: Samson Pharmaceutical agrees to prepare final mixture from compound, and then label and package "Escozine for Pets" oral solutions, ready to batch. Petlife will provide premixed raw materials ready to batch. Samson Pharmaceuticals Inc. will conduct all required testing which Petlife will be invoiced for.

Title/Risk of Loss: Petlife shall pay reasonable shipping costs in accordance with its shipping instructions but Samson Pharmaceuticals Inc. shall be responsible for packaging, shipping and safe delivery and shall bear all risk of damage or loss until the purchase order products are delivered to Petlife address.

Payment: Payment shall be made to Samson Pharmaceuticals Inc.

Delivery: Time is of the essence in the performance of this contract.

Applicable law: This contract shall be governed by the law of the state of California.

Signatures: This contract shall be signed on behalf on behalf of Petlife by Sebastian Serrell-Watts and on behalf of Samson Pharmaceuticals Inc. by Jay Kassir

/s/ Sebastian Serrell-Watts

/s/ Jay Kassir

Sebastian Serrell-Watts

Jay Kassir

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